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                                  E*TRADE FUNDS

                             AMENDMENT NO. 3 TO THE
                                TRUST INSTRUMENT

                                  July 14, 2003

     WHEREAS, the TRUST INSTRUMENT of E*TRADE Funds ("Trust) was originally entered into on November 4, 1998 and amended on May 9, 2000 and July 17, 2001; and

     WHEREAS, pursuant to Article XI, Section 11.08 of the Trust Instrument, the Board of Trustees of the Trust approved the amendment of Article VII, Section
7.03 and Article XI, Sections 11.03 and 11.09 of the Trust Instrument;

     NOW THEREFORE, Article VII, Section 7.03 of the Trust Instrument be, and it hereby is, replaced by the following:

     Section 7.03 Quorum and Required Vote; Adjournments. One-third of Shares in person or by proxy shall be a quorum for the transaction of business at a Shareholders' meeting, except that where any provision of law or of this Trust Instrument permits or requires that holders of any Series shall vote as a Series (or that holders of a class shall vote as a class), then one-third of the aggregate number of Shares of that Series (or that class) in person or by proxy shall be necessary to constitute a quorum for the transaction of business by that Series (or that class). Any lesser number shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting (but in no event longer than 60 days), without the necessity of further notice. Except when a larger vote is required by law or by any provision of this Trust Instrument or the Bylaws, a majority of the Shares voted in person or by proxy and shall decide any questions and a plurality shall elect a Trustee, provided that where any provision of law or of this Trust Instrument permits or requires that the holders of any Series shall vote as a Series (or that the holders of any class shall vote as a class), then a majority of the Shares present in person or by proxy of that Series (or class) or, if required by law, a majority of the Shares of that Series (or class), voted on the matter in person or by proxy shall decide that matter insofar as that Series (or class) is concerned. Shareholders may act by unanimous written consent. Actions taken by Series (or class) may be consented to unanimously in writing by Shareholders of that Series (or class). Notwithstanding the above, broker non-votes will be included for purposes of establishing a quorum for the transaction of business at a Shareholders' meeting but will be excluded from the denominator of the calculation of the number of votes required to approve any proposal to which the non-vote applies, including any proposal to adjourn a meeting with respect to a proposal to which the non-vote applies.

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     Article XI, Section 11.03 of the Trust Instrument be, and it hereby is, replaced by the following:

     Section 11.03 Establishment of Record Dates. The Trustees may close the Share transfer books of the Trust for a period not exceeding ninety (90) days preceding the date of any meeting of Shareholders (excluding any adjournment or postponement thereof, as may be permitted by Article VII,
     Section 7.03), or the date for the payment of any dividends or other distributions, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect. In lieu of closing the stock transfer books as aforesaid, the Trustees may fix in advance a date, not exceeding ninety (90) days preceding the date of any meeting of Shareholders (excluding any adjournment or postponement thereof, as may be permitted by Article VII, Section 7.03), or the date for payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or other distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Shares, and in such case such Shareholders and only such Shareholders as shall be Shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or other distribution, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Trust after any such record date fixed as aforesaid.

     Article XI, Section 11.09 of the Trust Instrument be, and it hereby is, replaced by the following:

     Section 11.09 Fiscal Year. The fiscal year of the Trust or any Series shall end on such date as the Trustees, without Shareholder approval, may from time to time specify.

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